CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is made by and between Rohit Navani (“Executive”) and Akumin Inc., a Delaware corporation (“Akumin”) (collectively referred to herein as “the Parties”), with reference to the following facts:
A.On or about October 1, 2014, Executive became an employee of the Company;
B.On or about November 15, 2017, the Executive and Company entered into an employment agreement, which was amended and restated on August 9, 2022 and which was further amended on September 19, 2022 (the “Employment Agreement”);
C.Provided that this Agreement is executed by the Parties, Executive agrees that on September 7, 2023, Executive will submit to Akumin a written notice of resignation under the Employment Agreement, effective on September 7, 2023 (the “Separation Date”).
D.As of the Separation Date, Executive’s employment with Akumin, and positions held as officer and/or director of its affiliated and related entities (collectively, “Company”) end.
E.As of the Separation Date, Executive no longer is an Officer or director of the Company, such that all signing authorities held by Executive in connection with and in furtherance of Executive’s duties end on the Separation Date.
F.Executive will receive the consideration, described below, if Executive signs this Agreement.
NOW, THEREFORE, the Parties agree as follows:

1.Consideration. If Executive signs (and does not revoke) and fully complies with Executive’s continuing obligations under the Employment Agreement and under this Agreement, and in consideration for Executive’s additional promises set forth in Schedule A to this Agreement, which is hereby incorporated by reference herein:
(i)Company will accept Executive’s resignation under the Employment Agreement and will waive the Resignation Notice Period required by section 2.1(1) of the Employment Agreement;
(ii)Company will waive any entitlement to recover Executive’s residential relocation expenses; and
(iii)Company will pay to Executive 12 months of pay equal to Executive’s most recent annual base salary, or the gross amount of $450,000, minus legally required withholdings, in equal bi-weekly installments over a 12-month period (the “Consideration Installments”), provided that:
(a)if Executive commences any employment, consultancy, or other arrangement resulting in Executive’s compensation for any services by a counterparty (the “Counterparty”), then Executive will immediately notify Company of the date of commencement of the engagement (the “Commencement Date”), its duration, the identity of the Counterparty, the remuneration to be provided to Executive (“Remuneration”), and particulars of the services to be provided by Executive to Counterparty;
(A)If the Company determines that the business of the Counterparty is competitive to the business of the Company, then as of the Commencement Date, Executive’s non-competition obligations to

Company under the Employment Agreement will end and Company shall have no obligation to pay any remaining Consideration Installments;
(B)If the Company determines that the business of the Counterparty is not competitive to the business of the Company, and the Remuneration (calculated on a bi-weekly basis) is less than the remaining Consideration Installments, then as of the Commencement date, Company will pay Executive the difference between the Remuneration the remaining Consideration Installments. If the Remuneration exceeds the remaining Consideration Installments, then Company shall have no obligation to pay any remaining Consideration Installments;
(iv)Executive will receive his current health and insurance benefits, at the Company’s expense, for one year after the Separation Date, or the Commencement Date, whichever is earlier; and
(v)Company will pay Executive’s August reimbursable expenses, including housing, provided that all expenses are in accordance with Company policies and the necessary business purpose and receipt are provided by Executive for each expense (items (iii)-(v), collectively, the “Consideration Payment”).
2.Consideration Payment. To the fullest extent possible, the Parties intend that each payment or portion of a payment that is called for under this Agreement that could be treated as exempt from Internal Revenue Code Section 409A shall be treated as exempt from Code Section 409A and this Agreement shall be administered in a manner consistent with that intent. To the extent that any payment under this Agreement is determined to not be exempt from Code Section 409A, this Agreement shall be interpreted and construed consistent with the requirements of Code Section 409A with respect to such payments. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments or benefits to the fullest extent allowed by Code Section 409A. Nothing herein shall be interpreted as the Company assuming any responsibilities and/or consequences of violations of Section 409A.
3.Treatment of Stock Options and Equity Entitlements. Executive’s eligibility for and rights to stock options, restricted stock units and equity entitlements will be treated in accordance with the applicable grant agreement(s) and applicable plans related thereto. For purposes of specificity, this Agreement shall not invalidate or void any such existing rights Executive has as of the Separation Date.
4.General Release. In exchange for the consideration to be provided under this Agreement, Executive, for Executive and Executive’s agents, representatives, successors, heirs and assigns, does hereby unconditionally release and forever discharge Company (plus its parents, subsidiaries, affiliates, predecessors, successors, and any other entity related to it and all of its and their past and present officers, directors, shareholders, attorneys, employees, agents, representatives, assigns, insurers, and anyone else acting for any of them – all together “Releasees”), of and from any and all claims, demands, claims for relief, actions or causes of action of any type or nature whatsoever that now exist, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including those based upon, relating to, and/or arising out of Executive’s employment with Company (including, but not limited to, any claims arising out of Executive’s Officer and/or Director positions with Company); and/or termination thereof. Such claims include, but are not limited to, (i) any and all claims related to discrimination, harassment, or retaliation based on age (including Age Discrimination in

Employment Act or “ADEA” claims), benefit entitlement, sex, sexual orientation, gender, gender identity, gender expression, race, color, concerted activity, religion, national origin, ethnicity, citizenship, immigration status, genetic information, disability, income source, jury duty, leave rights, military status, veteran status, parental status, protected off-duty conduct, union activity, whistleblower activity (including Sarbanes-Oxley, Dodd-Frank, and False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation; (ii) all claims for breach of any express or implied contracts, covenants, promises or duties, intellectual property or other proprietary rights; (iii) all claims for pay, compensation, wages or benefits, including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits; (iv) all claims for compensatory, emotional or mental distress damages, punitive or liquidated damages, costs, fees or other expenses, including attorneys’ fees; (v) unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters; and (vi) any participation in any class or collective action against any Releasee.
5.Release Exclusions and Other Exceptions. The release provisions of this Agreement exclude (i) claims arising after Executive signs this Agreement; (ii) claims for breach of this Agreement; (iii) claims that cannot be waived, such as Executive’s entitlement, if any, to medical insurance, workers’ compensation benefits, retirement benefits, unemployment benefits or continuation coverage under COBRA; and (iv) claims to indemnification under Company’s Articles of Incorporation, Bylaws, or other corporate documents, including claims to indemnification relating to any legal actions filed by a third party against Executive relating to or arising out of Executive’s lawful performance of Executive’s duties as an Officer and/or Director if in each such case Executive would be entitled to such indemnification as if Executive was a current Officer and/or Director. Nothing in any part of this Agreement limits Executive’s rights to: (i) file a charge or complaint with any administrative agency, such as the U.S. Equal Employment Opportunity Commission, or a state fair employment practices agency or communicate directly with or provide information (including testimony) to an agency, or otherwise participate in an agency proceeding; (ii) testify accurately in administrative, legislative, or judicial proceeding relating to alleged criminal conduct or alleged sexual harassment, pursuant to a written request from an administrative agency or legislature, or in court pursuant to subpoena or court order; or (iii) communicate with law enforcement or Executive’s attorney. Executive nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. However, Executive may receive money properly awarded by the U.S. Securities and Exchange Commission (SEC) as a reward for providing information to that agency.
6.Release of Unknown Claims. This Agreement is intended to encompass all claims, known and unknown, foreseen and unforeseen, that Executive may have, whether arising in tort, contract, law, equity, or whether based upon a violation of any federal, state, local or administrative statute, law, regulation or ordinance. It is further understood that all rights under

Section 1542 of the California Civil Code and any similar state or federal law, are hereby expressly waived. Section 1542 provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
7.Indemnification. Executive understands and agrees that Company and its attorneys are neither providing tax or legal advice, nor making representations regarding Executive’s tax obligations or consequences, if any, related to this Agreement. Executive further agrees to assume any such tax obligations or consequences that may arise from this Agreement and to not seek any indemnification from Company in this regard. Executive agrees that in the event that any taxing body (or a court, in the event the matter is litigated) makes a final, non-appealable determination that additional taxes are due from Executive, Executive acknowledges and assumes all responsibility for the payment of any such taxes of Executive and agrees to indemnify, defend and hold Company harmless for the payment of such taxes of Executive, and any failure to withhold; provided, however, Company assumes responsibility for (1) any penalties and interest and (2) any additional taxes beyond the original taxes owed by Executive, in each case only if the amounts due are owed as a result of Company’s failure to withhold the correct amount of original taxes where such failure is due to Company’s error rather than to incorrect information provided by Executive. Subject to the foregoing, Executive agrees to pay, on Company’s behalf, any interest or penalties imposed as a consequence of such tax obligations, and to pay any judgments, penalties, taxes, costs and attorneys’ fees incurred by Company as a consequence of Executive’s failure to pay any taxes due. Executive further acknowledges and agrees that at all times Executive remains solely responsible for the full amount of original taxes owed by Executive.

8.Non-Disparagement. Subject to the Release Exclusions and Other Exceptions noted in paragraph 5 herein, Executive agrees that they shall not, directly or indirectly through others, identifiably or anonymously, make any statement or engage in any conduct that has the purpose or effect of disparaging or reflecting negatively upon the Company, any of its representatives, officers, directors, shareholders or employees. Specifically, and without limiting the generality of the foregoing, Executive is prohibited from posting to the Internet or any website, dispersing through any electronic or printed medium, conveying to any member of the press or public (whether with or without attribution, anonymously or otherwise), any comment, information, documents, pictures, or any other content in any form that has the intent or is reasonably construed to have the intent to discredit, defame, harm, embarrass, or harass the Company, any of its representatives, officers, directors, shareholders or employees. However, nothing in this Agreement prevents Executive from testifying in administrative, legislative, or judicial proceeding when required or requested to attend the proceeding pursuant to a court order, valid subpoena, or written request from an administrative agency or legislature. If Executive is requested to provide such testimony, they will inform Akumin as soon as practicable. Executive agrees that the remedy at law for any breach of the covenants contained in this paragraph would be inadequate, and that therefore the non-breaching party shall be entitled to injunctive relief thereon, in addition to such party’s right to monetary damages.
9.Prevailing Party Attorneys’ Fees. In the event that any action or any other proceeding is instituted to enforce any right or obligation arising out of this Agreement, the prevailing party shall be entitled to recover such party’s attorneys’ fees and other costs incurred, including those incurred in any appeal.

10.Heirs, Successors, and Assigns. This Agreement, and the terms and conditions herein, inure to the benefit of and are binding upon, the heirs, successors and assigns of the Parties.
11.No Representations/Entire Agreement. The Parties declare and represent that no promise, inducement or agreement not herein expressed or incorporated herein by reference has been made to them and they are relying on none; that this Agreement, including Schedule A to this Agreement, the Employment Agreement, and the Amended and Restated Restricted Share Unit Plan (collectively referred to herein as “the Agreements”), which are hereby incorporated by reference, contain the entire agreement between the Parties; and that these Agreements supersede any and all alleged prior or contemporaneous written or oral agreements, representations, or promises on the subject matters covered herein and therein. This Agreement cannot be modified except in a written document signed by all Parties.
12.Governing Law. This Agreement shall be interpreted and enforced under federal law if that law governs, and otherwise under the laws of the State of Florida, without regard to its choice of law provisions.
13.Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and any said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
14.Voluntary Agreement. Executive understands and acknowledges that Executive has a period of twenty-one (21) days within which to review and decide whether to sign this Agreement after receiving it, although Executive may sign the Agreement at any time during the twenty-one (21)-day consideration period. Executive must sign and return this Agreement to

Company within the twenty-one (21)-day consideration period if Executive wants to receive the Consideration Payment. If Executive signs this Agreement, Executive has seven (7) days from the date Executive signs this Agreement to revoke the Agreement. Any revocation must be in writing and must be delivered to Riadh Zine, Chairman and CEO, at riadh.zine@akumin.com, on or before the seventh (7th) day after Executive’s execution of the Agreement. If Executive revokes this Agreement, then this Agreement shall not be effective or enforceable, and Executive will not be entitled to receive the Consideration Pay.
15.Effects of Revocation and/or Material Breaches by Executive. If Executive revokes this Agreement timely pursuant to paragraph 14 above, or if Executive commits a material breach of this Agreement or a material breach of any surviving obligations under his Employment Agreement, then (i) Executive will not be entitled to receive the Consideration Pay and any amounts paid to executive will immediately be paid to Company; and (ii) Executive’s employment will be deemed to be terminated immediately upon the revocation or material breach “for cause,” as that term is defined under the Employment Agreement
16.Other Representations. Executive agrees: (i) Executive was advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below; (ii) Executive acknowledges that this Agreement is a negotiated separation agreement because it is voluntary, deliberate, and informed; provides consideration of value to Executive; and provides Executive with notice and an opportunity to retain an attorney to the extent that Executive is not already represented by an attorney; (iii) Executive has relied on Executive’s own informed judgment, or that of Executive’s attorney (if any), in deciding whether to sign this Agreement; and (iv) Executive is signing this Agreement knowingly and voluntarily.

17.Effective Date. This Agreement shall be effective upon the expiration of the seven (7)-day revocation period set forth in paragraph 14 above.
Dated: _Sep____ 7, 2023
/s/ Rohit Navani
ROHIT NAVANI
Dated: _Sep____ 7, 2023            AKUMIN, INC
By:    /s/ Riadh Zine

Name:    Riadh Zine

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